Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) among LeGall Holdings, Inc., a Delaware corporation (“LeGall”), Le Grille, LLC, a New Jersey corporation (“Client”) and the persons listed in Exhibit A hereof (collectively the “Members”), being the owners of record of all the membership interests of Le Grille.

Whereas, LeGall wishes to acquire and the Members wish to transfer all the outstanding securities of Le Grille and become a subsidiary of LeGall.

Now, therefore, LeGall, Le Grille, and the Members adopt this plan of reorganization and agree as follows:

1.       Exchange of Securities.

l.1       Number of Shares. The Members agree to transfer to LeGall at the Closing (defined below) their membership interest of Le Grille, as shown opposite their names in Exhibit A, in exchange for the proportionate share of an aggregate of 255,500 shares of voting common stock of LeGall, $.0001 par value per share.

1.2      Exchange of Certificates. Each Member holding membership interests of Le Grille shall surrender membership interests to LeGall, and shall receive in exchange a certificate or certificates representing the number of full shares of LeGall common stock into which the membership interests Le Grille so surrendered shall have been converted. The transfer of Le Grille membership interests by the Members shall be effected by the delivery to LeGall at the Closing of certificates or documents representing the transferred membership interests endorsed to LeGall.

1.3      Fractional Shares. Fractional shares of LeGall common stock shall not be issued, but in lieu thereof LeGall shall round up fractional shares to the next highest whole number.

1.4      Securities Outstanding After Closing. Immediately following the Closing, there wilt be issued and outstanding in LeGall an aggregate of 6,255,500 shares of common stock 3,945,458 shares issued to Portia LeGall, 683,982 shares issued to Terrence LeGall, 526,060 shares issued to Tara LeGall, 100,000 shares issued to Terrence G. M. LeGall, 255,000 shares in the aggregate issued as part of the exchange hereof, and 250,000 shares issued to each of Messrs. James Cassidy and James McKillop.

2.        Exchange of Other Securities.

2.1      Securities Exchanged. All outstanding warrants, options, ownership rights and all other securities of Le Grille owned by the Members shall be exchanged and adjusted, subject to the terms contained in such warrants, options, ownership rights or other securities, for similar securities of LeGall.

2.2      Ratio of Exchange. The securities of Le Grille owned by the Members, and the relative securities of LeGall for which they will be exchanged, are set out opposite their names in Exhibit A.

3.       Closing.

The Closing contemplated herein shall be held on 8/7/17 at the principal offices of LeGall, at 2215 North Weed Avenue, Linden, New Jersey, unless another place or time is agreed upon in writing by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties. The parties agree that the Closing shall not occur until the completion of audited financial statements of LeGrille, unless waived by LeGall.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may he used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.       Unexchanged Certificates. Until surrendered, each outstanding membership interest in Le Grille shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of LeGall common stock into which it was converted. No dividend or other distribution shall be paid to the holders of membership interests in Le Grille until such membership interest is exchanged for common stock of LeGall, at which time any outstanding dividends or other distributions shall be paid.

5.       Conduct Pending the Closing

LeGall, Le Grille and the Members covenant that between the date of this Agreement and the Closing as to each of them:

5.1      No change will be made in the charter document, by-laws, or other corporate documents of LeGall or Le Grille.

5.2      Agreement. No change will be made in the charter documents, by-laws, or other corporate documents of LeGall As and if required by law, the shareholders of LeGall shall have approved the acquisition and this

5.3      Le Grille and LeGall will each use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

5.4      None of the Members will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the Le Grille membership interests owned by them.

6.       Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either Le Grille, the Members or LeGall if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either Le Grille, the Members or LeGall if the Closing shall not have taken place by the date stated, unless adjourned to a later date by mutual consent in writing, provided however, the Closing shall not occur until completion of audited financial statements of LeGrille, unless waived by LeGall.

7.       Arbitration

Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

Covenant To Arbitrate. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney’s fees to the prevailing party.

8.       General Provisions

8.1      Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

8.2      Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

8.3      Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to LeGall, to:

LeGall Holdings, Inc.

2215 North Wood Avenue

Linden, New Jersey 07306

If to Le Grille, to

Le Grille, LLC

2215 North Wood Avenue

Linden, New Jersey 07306

If to the Members

Terrence LeGall, Manager

2215 North Wood Avenue

Linden, New Jersey 07306

8.4      Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

8.5      Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

8.6      Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall he deemed to be evidence of the original execution thereof.

8.7      Effective Date. This effective date of this Agreement shall be 8/7/2017.

LEGALL HOLDINGS, INC.

By	/s/ Portia LeGall
Portia LeGall, President and Co-CEO

LE GRILLE, LLC

By	/s/ Terrence LeGall
Manager

Exhibit A

Amount of Le Grille Member Interest to be Transferred	Number of LeGall Shares To Be Received	Number of Member	Signature	Taxpayer ID No.
76.5%	195,458	Portia LeGall	/s/ Portia LeGall
13.3%	33,982	Terrence LeGall	/s/ Terrence LeGall
10.2%	26,060	Tara LeGall	/s/ Tara P. LeGall
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